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                                                                 EXHIBIT 4(a)



                             INSTRUMENT OF JOINDER


           THIS INSTRUMENT OF JOINDER ("Joinder") is executed as of May 23, 1998, by Mandalay Corp., a Nevada Corporation ("Joining Party"), and delivered to Bank of America National Trust and Savings Association, as Administrative Agent, pursuant to the Subsidiary Guaranty dated as of May 23, 1997 made by Circus Circus Casinos, Inc., Slots-A-Fun, Inc., Edgewater Hotel Corporation, Colorado Belle Corp., New Castle Corp., Ramparts, Inc., Circus Circus Mississippi, Inc., Pinkless, Inc., New Way, Inc., Circus Circus Development Corp., Galleon, Inc., M.S.E. Investments, Incorporated, Last Chance Investments, Incorporated, Goldstrike Investments, Incorporated, Diamond Gold, Inc., Oasis Development Company, Inc., Goldstrike Finance Company, Inc., Railroad Pass Investment Group, Jean Development Company, Jean Development West, Nevada Landing Partnership, Gold Strike L.V., Jean Development North, Lakeview Gaming Partnerships Joint Venture, (each a "Guarantor" collectively "Guarantors") in favor of the Administrative Agent and the Banks (the "Guaranty"). Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.

                                   RECITALS

           (a) The Guaranty was made by the Guarantors in favor of the Administrative Agent for the benefit of the Banks that are parties to that certain Amended and Restated Loan Agreement dated as of May 23, 1997, by and among Circus Circus Enterprises, Inc., a Nevada corporation, ("Borrower"), the Banks, Managing Agents and Co-Agents referred to therein, and Bank of America National Trust and Savings Association, as the Administrative Agent for the Banks.

           (b) Joining Party has become a Significant Subsidiary of Borrower, and as such is required pursuant to Section 5.10 of the Loan Agreement to become a Guarantor.

           (c) Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Loan Agreement.

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NOW THEREFORE, Joining Party agrees as follows:

                                   AGREEMENT

           (1) By this Joinder, Joining Party becomes a "Guarantor" under and pursuant to Section 18 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guaranteed Obligations of Borrower as defined in the Guaranty heretofore and hereafter incurred under the Loan Documents, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

           (2)  The effective date of this Joinder is May 31, 1998.

                                    "Joining Party"

                                    MANDALAY CORP., a Nevada corporation



                                    By: Glenn Schaeffer
                                        -------------------------------

                                    Title: President
                                        -------------------------------




ACKNOWLEDGED:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION,
as Administrative Agent



By: Janice Hammond
    ------------------------
Title: Vice President
    ------------------------

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